United States Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15[d] of the Securities Exchange Act of 1934

August 23, 2012

Date of Report
[Date of Earliest Event Reported]

CAPITAL GROUP HOLDINGS, INC.
 (Exact name of Registrant as specified in its Charter)

Minnesota	000-17064	41-1430130
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation)

7689 E. Paradise Ln. Suite 5, Scottsdale, AZ 85260
(Address of Principal Executive Offices, including zip code)

(480) 998-2100
(Registrant’s Telephone Number, including area code)

___________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 -  Registrant’s Business and Operations

Item 1.01  Entre into a Material Definitive Agreement

Effective August 27, 2012, we entered into an Asset Purchase Agreement (the “Agreement”) with  One Health Urgent Care, Inc., an Arizona corporation, and our wholly owned subsidiary, (“One Health”); MCS Ventures I, PC., MCS Ventures II, PC., MCS Ventures III, PC., MCS Ventures IV, PC., MCS Ventures V, PC., MCS Ventures VI, PC. and MCS Ventures VII, PC (the “Sellers”).  Pursuant to the Agreement, One Health has agreed to purchase the assets and certain liabilities of the Sellers for a purchase price of 5,000,000 restricted shares of our common stock.  We are obligated to issue additional shares of our common stock to the Sellers if certain conditions are not met over the first three years following the Closing.

The parties are now in the process of conducting due diligence in accordance with the Agreement and have agreed to use their best efforts to effectuate the Closing to the Agreement no later than September 6, 2012.

In addition, upon the Closing of the Agreement, Dr. Michael Blumhoff, CEO of the Sellers will be appointed as one of our directors and as an officer and director of One Health.  We intend to file a current report on Form 8-K at the time of the appointments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2012	Capital Group Holdings, Inc. /s/ Erik Cooper By: Erik Cooper Its: Chief Executive Officer President (Principal Executive Officer)